SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 14, 2002



                               SHOP AT HOME, INC.
                           --------------------------
             (Exact name of registrant as specified in its charter)




        Tennessee                    0-25596                   62-1282758
        -----------------------------------------------------------------
        (State or other            (Commission               (IRS Employer
        jurisdiction of            File Number)            Identification No.)
                                  incorporation)



              5388 Hickory Hollow Parkway, Antioch, Tennessee 37013
           ----------------------------------------------------------
          (Address, including zip code, of principal executive office)

                                 (615) 263-8000
               --------------------------------------------------
              (Registrant's telephone number, including area code)



Item 5.  Other Events

          On Thursday, February 14, 2002, Shop At Home, Inc. held a conference call to discuss the Company's financial results for the second quarter of its fiscal year 2002, ending December 31, 2001. These results were filed with the SEC on the Form 10-Q/A filed on February 14, 2002. The Company has elected to voluntarily file a copy of this transcript on this Form 8-K to ensure that the contents of such conference call are fully disseminated and that any investor of Shop At Home, Inc. has full access to such transcript.

         The conference call was also broadcast live over the Internet on Thursday, February 14, 2002 at 3:00 p.m. Central Time. The audio live broadcast and replay of the conference call were also made available at www.shopathometv.com/corporate/news-index.html Finally, an instant replay of the conference call was made available from February 15 through February 22, 2002 by dialing 1-800-294-2476.

         A transcript of the February 14, 2002, Financial Conference Call is attached hereto as Exhibit 99.1.

                                    SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    SHOP AT HOME, INC.
                                    (Registrant)



                                    By: /s/ George J. Phillips
                                    -------------------------------
                                    George J. Phillips
                                    Executive Vice President and General Counsel

Date: February 15, 2002
















EXHIBIT 99.1


                              SHOP AT HOME NETWORK

                                February 14, 2002
                                  3:00 p.m. CST


Coordinator: Good afternoon, and welcome to the Shop At Home Network conference call. All participants will be in listen only mode until the question and answer portion of the conference. At the request of Shop At Home Network, the conference is being recorded. If anyone has any objections, you may disconnect at this time. I would now like to turn the conference over to Director of Communications, Kearstin Patterson. Ma'am, you may begin.

K. Patterson: Good afternoon, and welcome to Shop At Home's second quarter fiscal 2002 conference call. I'm Kearstin Patterson, the company's Director of Communications. On the call with me today are George R. Ditomassi and Frank A. Woods, Shop At Home's co-CEOs. Also present is our CFO, Arthur D. Tek, as well as Charles W. Bone, member of Shop At Home's Board of Directors.

     Our release was sent out this morning, and our 10-Q is currently available on Edgar. Mr. Tek will provide a brief overview of the second quarter results, and then Mr. Ditomassi, followed by Mr. Woods, will make some additional comments. Following their comments, the executive management present will take questions.

     Before we begin, I'd like to say that any statements made today on behalf of Shop At Home with regards to the expectations of future revenues, earnings, household distribution or other performance factors, including any statements regarding the plans or objectives of management for future operations are forward looking statements for the purposes of the SEC statute. The company undertakes no obligation to publicly update or revise any forward looking statements, whether as a result of new information, future events, or otherwise after the date of this call. Because of these risks and uncertainties, the forward looking events and circumstances discussed in this call may not occur, and actual results could differ materially from those anticipated or implied in the forward looking statements for the reasons spelled out in the 10-Q and the company's most recent 10-K.

     It is my pleasure now to introduce our CFO, Arthur Tek.

A. Tek: Thanks, Kearstin. We continued to improve our net revenues and reduce our net losses during the quarter ended December 31, 2001. Net revenues increased 6% to $49.2 million; our net loss was reduced by 32% to $5.6 million. For the six months ended December 31st, revenues also increased 6% to $87.3 million, and our net loss was reduced by 39%, to $10.4 million.

     Returning to our quarterly results, our gross margin on sales of 36.1% represented a continuing improvement over the September quarter, which was 34.5%, and well above the fiscal year ended June 30, 2001, when our margin was only 31.1%. Merchandise returns by our customers also continued to decline during the quarter, and at 17.6% of sales, returns are substantially better than our industry's average. Returns for Shop At Home in last year's December quarter were 27.1%, or 9.5 points worse than this year.

     We have also reduced credit card charge backs, which are primarily caused by fraud, down to only three tenths of one percent of sales, compared to four times that amount last year. Salaries and wages were down year to year, and so were general and administrative expenses. Although affiliate charges for carriage on our network increased, we reduced the cost per home reached by 24%. Putting it a different way, our full time equivalent carriage increased by 40%, while our costs were up only 20%.

     Amortization of intangibles decreased as we no longer were required to expense our television licenses. Interest expense also decreased, due to lower LIBOR rates on our senior credit facility. On the negative side, the retailing environment was not favorable in the December quarter, particularly for discretionary products such as jewelry and collectibles. Also, as we de-emphasize our sports memorabilia product category, we're experiencing a ramp up period for product categories that are new to us, such as housewares. As a result, our EBITDA for the quarter declined 17% to a loss of $2.856 million.

     Looking at our balance sheet, we finished the quarter with approximately $20 million in cash. Because almost all of our debt is long term, we believe that our cash position is sufficient to continue our turnaround efforts. Although we finished the quarter short of the EBITDA required by our senior credit facility, our lender gave us a strong vote of confidence by waiving the requirement through June 30, 2002.

     Now I'm going to turn it over to George Ditomassi.

G. Ditomassi: Thank you, Arthur. Over the past six months, a number of initiatives have been the object of a great deal of our efforts. Arthur has already mentioned the lowering of returns as a percent of sales, which has been a very good movement in the right direction for us.

     Our merchandising mix is in the process of being evaluated and changed, and the final result when we get where we want to be is to have far more of a female viewer than we presently have. Our primary viewer has been male, and we find that single purchases tend to be much more connected to a male than a female, as they do multiple purchases, and they're repeat purchases. We also, as we do this, intend to protect our male categories, which we do very well, in such as, coins, knives and to a lesser degree, sports memorabilia.

     We've had a number of new hires in the quarter that make us feel that we're far more able to accomplish what we intend as we start each day. Rob Wales, who spent 11 years at the Home Shopping Network, has joined us in October. He's in charge of operations, customer service, fulfillment, and his expertise brings a great deal to the party. Kurt Staiger has spent 20 years in retailing, most recently as Divisional Merchandise Manager at Federated Stores. He joined us in January as a Vice President. We have new buyers and additional buyers in electronics and cookware, and these are professionals with experience from the organizations of our competitors in our industry.

     As we continue to improve in our operational efficiency, we find that we are answering 10% more phone calls as an average each month with fewer operators. Our IVR, our automatic answering system, is running in excess of 20% of all the calls we get. We're answering phones as a general view in less than a minute, where we might have been three to five minutes just six months ago. Today, we ship approximately 50% of all packages by Shop At Home out of our own warehouse. We continue to improve our information technology, and we feel that as we go forward, we're doing things far more right than we ever have in the past.

     Now I turn it over to my partner and Co-CEO, Frank Woods.

F. Woods: During the quarter, we were successful in increasing our number of homes to which we distribute our programming. This came about primarily through the satellite home additions from Direct TV, which constituted 10 million new homes for us. That launched on October 23rd. We've also been continuing renegotiation of carriage, and this savings from our distribution costs for renegotiation since June 1st has equaled about $6.5 million.

     We've also exhibited good expense management by continuing cost cutting in salaries and wages and G&A expenses. In the salaries and wages category for the quarter, our total cost was about $4.5 million, which represents a small decrease from the previous year, and for the six months, the total was $8.8 million, which was a decrease of $500,000, or about 5%. In the G&A category for the quarter, our expenses ran about $5 million, which was a decrease of $400,000, or 7.2%. For the six months, the total was $9.4 million, representing a decrease of almost a million dollars, or 10%.

     We also have been successful in a continuing reduction program for credit card fraud and bad debts. We've been working on the elements of a business plan which is characterized by a turnaround in our financial operating results, a repositioning of our products and customers, an upgrade in the quality of our customer contact, an increase in distribution while at the same time lowering cost on a per home basis. And lastly, we also are concerned in emphasizing the stock value. We feel we should have a stock value which reflects the potential of the company.

     At this time we'll take questions.

Coordinator:      Thank you.  Our first question comes from John Lawrence.

J. Lawrence: Arthur, can you start off by talking a little bit about--you mentioned the new homes. As far as the revenue model is concerned, I assume what we're looking at is you paid for the infrastructure, and we'll see the benefit from the revenues in the next few months, correct?

A. Tek: Yes, and we did have a successful launch with DIRECTV, where those homes were a positive for us from the beginning. But we expect they'll mature and do even better as we go along. We expect all of our homes to be doing better, because we feel we're at a floor here in terms of revenue per household.

J. Lawrence: So in some respects, you paid for that infrastructure. I guess that number was a little higher than I expected, and I guess it was just for buying those homes at this point?

A. Tek: There are so many homes that we got. Like I said, we increased the number of homes by 40%, but our costs year to year are up only 20%.

J. Lawrence: George, revenues increased about 6%, I would assume that certainly there are some categories growing faster than that as sports comes down. Can you comment on that?

G. Ditomassi: The historical numbers would show you that sports was the major subject, the category that we sold at Shop At Home. As we move away from that being the predominate category, we're trying to build the others. As a matter of fact, we've shown an increase in every category except sports, where we have the downturn, and I'm very pleased with what's happened there. We just haven't been able to make up the numbers that we lost in sports, which were gigantic numbers if you go back to a year or year and a half ago.

J. Lawrence: Are you beginning to see a little more traction in the first of the year?

G. Ditomassi: No, it's been a slow quarter so far. But what we see is that our numbers indicate making more money selling less goods. So we're doing things the right way, but we've got to build an audience; an audience that keeps tuning in and repeat buys, and that's happening. We're having double today in terms of people coming back and buying a second time than we were a year ago, but I think it's going to be a little slower build than we would like.

Coordinator:      Our next question is from Tyson Bauer.

T. Bauer: Arthur, can you comment on some of the working capital needs, or what you have budgeted out as far as being a cash burn for these next couple quarters?

A. Tek: I'm afraid I can't give you any kind of forecasting or projections like that. That would tie in too much to forecasting our revenues and EBITDA. But as I said, I think the $20 million is sufficient to allow us to continue to turn things around.

T. Bauer: Will there be any further requirements as far as--do you guys call it stretch pay?

A.   Tek: Yes.

T. Bauer: Okay. As you implement that, as that becomes a bigger part of your business, will we naturally see growth in your accounts receivable items?

A. Tek: That's totally within our discretion, and we of course are not going to allow our receivables to grow beyond a point to which we're endangering the business.

T. Bauer: Are there any protections in place while you're financing the customers? In these stretch pays, you're basically, as you're increasing accounts receivable and counting that as revenue, are there protections in place where you may be reducing your liability on bad debts expenses or otherwise with the credit card companies?

A. Tek: Well, the receivables are very good receivables because first of all, they're spread out into thousands and thousands of relatively small amounts. So you have, with a portfolio effect, very little risk in any one receivable. And then the receivables are going against credit cards, and the credit cards had that amount of money available to them when the order was taken, and they were valid credit cards, so from a bad debt point of view, I think that's minimal.

T. Bauer: Were there any abnormal costs regarding possibly severance or additional expenses as you increase the personnel with new upper level personnel in this quarter, that will not be repeated in the quarters subsequent?

A.   Tek: We didn't have any major severance payments in the quarter.

T. Bauer: Concerning revenue per FTE, are there benchmarks or goals in place that you guys are striving towards, and could you relay a sense of what direction or what kind of levels you think are manageable?

A. Tek: Our nearest competitor is at double our per household, so we feel that is certainly achievable.

F. Woods: Forbes Magazine had an article during the quarter in which they pointed out that QVC had approximately $40 per FTE household in annual income; that HSN had approximately $20, and Shop NBC/Value Vision had around $12. We have around $5. So I think one of the great opportunities, when you look at this company, is to look at that benchmark and say, if we went from $5 to $12, or $5 even to $7.5, what would that do for us? And certainly, we'd love to do the $40 a household that QVC does, but right now we'd be happy to be in double digits.

T. Bauer: Is there any kind of timetable put on these goals, or is it a learn as you go type of situation?

G. Ditomassi: Yes, it all ties into our merchandising strategy, and we feel that we're going to make steady progress. I wouldn't want to portray us as reaching double digits in the next quarter or two.

Coordinator:      Our next question comes from Sherman Ilaqua.

S. Ilaqua: You say that $20 million is sufficient to fund your turnaround efforts. I was wondering if that assumes any asset sales along the way, and if it doesn't, it looks to me as if you may, in fact, have to seek additional funding. Can you comment on that?

A. Tek: It doesn't assume any asset sales along the way, and we are in control of the various parts of our balance sheet, such as receivables and inventory, where we could reduce those if we need to, that would provide cash.

Coordinator:      Our next question comes from PJ Solit.

T. Gray: It's actually Tim Gray at Potomac Capital. Sort of step back a little bit--is there some sort of benchmark as far as the FTEs and where you want to be two, three, four quarters out, so we can sort of understand how that expense line will track going forward?

F. Woods: Our FTEs are currently in the range of 36 million, and we would like to both improve the quality of our distribution outlets and the total number, so our goal is to have as much 24/7 distribution as we can, and to have the largest amount of homes that would be accessible to our programming. We have not set goals that are overly aggressive in terms of our growth of FTE, but we certainly are anticipating growth, and we're studying options of how we can guarantee quality improvement. We're also going to emphasize more term carriage.

T. Gray: And the 10 million for 20%--or the increase of 40 with a 20% cost, are those sort of metrics still out there, or do you see some additional improvement for your sake, going forward? What is the market like out there right now?

F. Woods: We're continuing to renegotiate a number of our distribution agreements, both to improve the things such as channel position and hours of the day, as well as cost. We've had major success in renegotiating the cost factors in many of agreements, and we plan to continue doing that. If you look at the five year history of our distribution growth, or if you were to look at Shop NBC, which is closest in size to us of the major home shopping networks, it's been a pretty steady onward and upward growth in distribution for us and for our nearest competitors.

T. Gray: On the products, do you see yourself phasing out completely some of the non-performing products, such as the collectibles, the male-oriented, and focusing exclusively towards the female population? And is there some sort of time frame towards that?

G. Ditomassi: No, I think that what we have to do is de-emphasize where we've been with sports and collectibles. One, I think the market has changed dramatically in the last year and a half, and as I watch retail, that's happened at retail as well. So I think there's a natural loss of that kind of business, but our intent is to make it much less important to us and to stress some of the other categories that we've not done. Cooking, we know, is a terrific category at HSN and at QVC. We don't do anything with that category. Apparel is something we've just started to build, and yet it's a very good category. We've got a number of categories we haven't touched yet, and while I'm not minimizing the effort it will take to be successful in those categories, we certainly feel we can be.

     So I think you'll find a broader base for this company a year from now. Certainly it's more so even now, because of the reduction in sports, and we're going to continue along that path.

T. Gray: On the margins, on a sequential basis, are you where you want to be as far as the charge backs and the returns, or is there room for improvement there as well?

G. Ditomassi: There's always room for improvement, and yet we're down at or just below industry average. I know we're running 17 and 18% at times during the quarter, and the 19% that we're at, I think we can do better by a point or two. But certainly we've come down dramatically from where we were just six months ago, so I think there's another couple of points there.

T. Gray: You've moved from some number--I'm not quite sure--up to about 50% where you're doing that in-house as opposed to drop ship.

G.   Ditomassi: About 50%. That's packages, not dollars.

T.   Gray: Percentage of packages?

G. Ditomassi: Right. Because if you took dollars, things like computers which are shipped from the manufacturer would skew the whole situation.

T. Gray: Where does it make economic sense; where do you see a balance there? Is it like 25/75? Obviously, it depends on the products that you're going to get into down the road, but is there more room for economic benefit for you guys to bring more and more of that in-house?

G. Ditomassi: We have a target--we're targeting 70%. We think that perhaps 70% would be a good place for us to stop and take a look at, evaluate, appraise where we are, and decide whether we want to do any more. There are certain things that is just doesn't make sense to drop ship, and so we're about 20% away from where we want to be.

T. Gray: Because you're the fourth in a somewhat crowded space, you saw with Value Vision with sort of a strategic branding component to it, is there anything like that down the road that we might see from you to help catapult or accelerate some take in some of your product lines or some of your sectors?

G. Ditomassi: If we take a look at retail and what we're selling now in the electronics selling industry, this is not a mature industry. It's so refreshing for me to be in an industry that's growing the way this one is, and I kind of like where we are. The reason I do is that I think the improvement can come, and it doesn't have to be anywhere near where some of our competitors are for us to be one, profitable, and to make a statement in the industry. At $5 a household, it wouldn't take much more that $2 or $3 for us to show dramatic improvement on the bottom line and with EBITDA. So I think we have a great opportunity to better our position in the short term. I don't know what short term means, but in the short term.

Coordinator:      Our next question comes from Chris Blackman.

C. Blackman: As you shift towards more of the female oriented products, what should we expect out of your inventory? The current inventory that you're sitting on, I assume that a great majority is male-oriented products. Would you anticipate a greater inventory turn on the female products, and would you comment on the quality of the inventory you're sitting on?

A. Tek: We think the quality of our inventory is very high, and that we're sufficiently reserved. We have had problems in the past, but those were more related to bad systems and to not returning the inventory quickly enough to the vendors, which we almost always have the right to do if we can't sell it.

     As for the move towards women's products, there's no skew there drop shipping versus not drop shipping with women's products versus men's products. We have dropped shipped women's products in the past, so there again, we're not going to allow our inventory to eat into our cash position as we go through this turnaround period. We're going to balance all of that and do the best we can.

C. Blackman: Obviously you're in a transition period as far as shipping more towards the women. Is there a dollar amount of inventory, how much of your balance sheet you would allow to be inventory?

A. Tek: We see the industry leader, QVC, with an inventory turn of five times. We'd like to start approaching that ourselves, and I think you'll see that that will give us really a minimal amount of inventory.

C.   Blackman: Where are you currently on the inventory turns?

A.   Tek: We're closer to four times.

Coordinator:      Our next question is from Tyson Bauer.

T. Bauer: Regarding financing, your senior credit facility of $75 million, the first call date is in April. Are there any options being examined, possibly refinancing and reducing that 11% bonds. And if so, what kind of things could be done that would allow you to call those bonds?

A. Tek: The $75 million would be our senior secured notes. We also have a senior credit facility of $17.5 million. And there is a call date of April 1st, and when we get to that point, that's something we can look at in terms of what's available in the market.

T.   Bauer: Okay, but nothing has been examined at this point?

A. Tek: We're always looking at our balance sheet and trying to figure out the best way to provide the funds to the company in terms of cost of capital.

Coordinator:      The next question is from Peter Zaglio.

P. Zaglio: Has the change in mix led to the decline in returns, or has the decline occurred across all product lines?

G. Ditomassi: Yes, the decline in returns has certainly been affected by the change of mix, because we also, as we changed mix, we changed the way we're selling. I think it's a much more professional selling job now. We don't make as many of the promises as may have been made in the past, and I think that's affected returns as well as servicing the customer in a better manner.

A. Tek: As we do more in-house shipping we're able to ship the product faster, and there seems to be a correlation between buyer's remorse and how fast they receive the product. The longer the wait to get it, the more unhappy they are, and then are more likely to return it.

P. Zaglio: With the change in mix, should we look to a significant change in the expected gross margin over the mix that you have say a year ago, and the mix you expect to have a year from now? Is there a change?

G.   Ditomassi: There's a change in the past six months of about 5 points.

P.   Zaglio: But I'm not sure, given the volume, which way it's going right now.

G.   Ditomassi: It's going up. We've moved from about 31.5% to 35%.

A.   Tek: In the last quarter we were a little over 36% gross margin.

P.   Zaglio: But isn't that affected by the returns.

A. Tek: It could be if the returns are coming back with a different margin than what got shipped out. In other words, if the mix of the returns is different than the mix of the original shipment, there could be an effect. It could either increase the overall net, or decrease.

Coordinator:      The next question is from John Lawrence.

J. Lawrence: Is there any change in the spectrum sale within the last two or three weeks?

F. Woods: There have been some articles written indicating that there might be some reconsideration of the June date, but so far that has held. The spectrum alliance that has coalesced among the major owners of channels 59 through 69 stations is progressing, and we are participating in that, and we're optimistic that there is going to be a June auction date that will hold, and it will yield good results for us.

Coordinator:      We have a follow up from Chris Blackman.

C. Blackman: On that spectrum sale, that is Boston and Cleveland--is that where you're affected by that?

F. Woods: Boston, Cleveland, and we retained a one half of the spectrum value right in the sale of our Houston station last March. So we have 2.5 enhancements available to us.

C. Blackman: And that is currently scheduled for June 19th, but would you restate what you said earlier about that date potentially changing?

F. Woods: There's been some speculation that there are pressures to change that date and push it off, but so far the date has held.

C. Blackman: If that date changes, are you just subject to notice at any time? Is that just an announcement that will come out?

F. Woods: That would just be an announcement that would come out from the Federal Communications Commission.

C. Blackman: In the past you've stated that you were looking for a strategic partner. Can you explain the different types of strategic partners you could look for?

F. Woods: We're looking for strategic partners who could bring some type of enhancement or synergistic value to our company, and maybe the two to three categories that you would nominate first would be, large retailers would be one category of partners. The other would be broadcasters with cable ownership, with cable outlets that might be able to carry Shop At Home programming. And thirdly, entertainment companies that would have value with programming and content mix.

C.   Blackman: Nothing to comment on any development in those regards?

F. Woods: I think it would be fair to say that we have talked to and entertained discussions with a number of different strategic partners who have expressed an interest in our company. There have been none that have gone forward to a level that would require a public announcement or that it would be appropriate to discuss, but I think it is fair to say that we think it's good for our stockholders and the company to explore and listen and talk and look at opportunities as they become available.

C. Blackman: Finally, your share count--any anticipation of that share count changing much throughout the year?

A.   Tek: Stockholder count?

C.   Blackman: Yes, the number of shares outstanding.

A. Tek: We have, I believe 41.8 million outstanding, and another five million shares that are out there that would give us a fully diluted total of about
     47. But any major stock option grants are already in place. Hopefully our stock price gets up so that people are exercising their options and taking advantage of that, our employees.

Coordinator:      I'm showing no further questions at this time, sir.

F. Woods: I just want to mention, as a supplement to what Arthur mentioned, that there was a 13-D filed this week by Fidelity, indicating an increased position in their stock ownership.

Coordinator:      We do have one other question from John Bronfman.

J. Bronfman: Strategically, wouldn't you almost be better off by dumping the stations and taking the $200 to $300 million and maybe buying back some stock?

F. Woods: We have two very valuable assets that are not integral to our core operating business, that being the five owned and operated television stations and the wireless spectrum rights that we have. I think it's something that should be evaluated by the company, and we have been evaluating how those assets are best deployed for the benefit of the company.

J. Bronfman: Right now I know you carry them at $89 million. What do you think the present value of those stations are?

A. Tek: Far more than that. It wouldn't be profitable to put a price tag on our stations.

J.   Bronfman: I mean just a ballpark--$200-$300 million?

A. Tek:           Sorry.

J.   Bronfman: No comment?

A.   Tek: No comment.

Coordinator:      At this time there are no further questions.

F.   Woods: Thank you very much.

Coordinator:    Your conference has concluded.  You may disconnect at this time.

                                -- END OF CALL --

[Please note that the Company corrected some typographical errors and made other transcription changes in the transcript it received from the conference call for better clarity and accuracy.]